Exhibit 5.1

e-mail:
Vista Print Limited	adfagundo@applebyglobal.com
Canon’s Court	direct dial:
22 Victoria Street	Tel 441 298 3549
Hamilton HM 12	Fax 441 298 3461
Bermuda

appleby ref:126742.19

DATE

Dear Sirs

Vista Print Limited (the “Company”)

We have acted as legal counsel in Bermuda to the Company and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1 and related documents (the “Registration Statement”) in relation to the proposed offering with respect to 5,500,000 common shares of par value US$ 0.001 each (the “Company Shares”) and an aggregate of 6,018,320 common shares of par value US$ 0.001 per share to be sold by the Selling Shareholders (the “Shareholder Shares” and together with the Company Shares, the “Shares”), to be issued under the Securities Act of 1933, as amended.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Underwriting Agreement.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and such other documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(e)	that the Underwriting Agreement constitutes the legal, valid and binding obligations of each of the parties thereto (other than the Company) under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(f)	that the Underwriting Agreement has been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Underwriting Agreement has actually received and accepted delivery of such Underwriting Agreement;

(g)	that the Underwriting Agreement will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with its terms, under the laws of the state of New York by which it is expressed to be governed;

(h)

that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Underwriting Agreement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Underwriting Agreement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(i)	that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, accurately record the resolutions passed by the Directors and Shareholders of the Company in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Underwriting Agreement, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(j)	that the Company has entered into its obligations under the Underwriting Agreement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Underwriting Agreement would benefit the Company; and

(k)	that the Underwriting Agreement which we have examined for the purposes of this opinion will not differ in any material respect from the draft approved by the Board of Directors.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

The Shareholder Shares are validly issued, fully-paid, non-assessable shares of the Company and when duly issued and paid for pursuant to and in accordance with the terms of the Registration Statement, the Underwriting Agreement and the IPO Resolutions the Company Shares will be validly issued, fully paid, non-assessable shares of the Company.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

Disclosure

This opinion is addressed to you in connection with the registration of the Shares with the Securities and Exchange Commission. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company.

We also consent to the reference to our Firm under the captions “Legal Matters” in the Registration Statement.

This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

SCHEDULE

1.	Certified copies of the Certificate of Incorporation, Certificate of Amalgamation, four Certificates of Deposit of Memorandum of Increase of Share Capital, Memorandum of Association and Bye-Laws for the Company (collectively referred to as the “Constitutional Documents”).

2.	Certified copy of the Minutes of the Annual General Meeting of the Shareholders of the Company held on 31 August 2005 and a copy of the Minutes of the Meeting of the Board of Directors of the Company held on 29 July 2005 (the “Resolutions”).

3.	A PDF copy of Amendment No.2 to the Registration Statement with respect to the Shares in the form filed with the Securities and Exchange Commission on 7 September 2005 with Registration No. 333-125470.

4.	A PDF copy of the Preliminary Prospectus in the form filed with Amendment No. 2 to the Registration Statement.

5.	Execution version of the amalgamation and merger agreement dated 29 April 2002 and made by and between the Company and VistaPrint Corporation.

6.	A copy of the letter of permission dated 31 August 2005, issued by the Bermuda Monetary Authority, Hamilton, Bermuda in relation to the Company.

7.	A PDF copy of the agreement among the Company and each Underwriter (the “Underwriting Agreement”) filed as Exhibit 1.1 to the Registration Statement.

8.	Copy of the following,

a.	Minutes of the meeting of the Board of Directors held on 19 April 2002.

b.	Unanimous written resolutions of the Board adopted as of 29 April 2002.

c.	Minutes of the meeting of the Board of Directors held on 16 May 2002.

d.	Minutes of the meeting of the Board of Directors held on 5 September 2002.

e.	Minutes of the meeting of the Board of Directors held on 1 August 2003.

f.	Minutes of the meeting of the Board of Directors held on 14 August 2003.

g.	Minutes of the meeting of the Board of Directors held on 17 April 2003.

h.	Unanimous written resolutions of the Board of Directors adopted as of 13 June 2003.

i.	Unanimous written resolutions of the Board of Directors adopted as of 28 June 2004.

j.	Minutes of the meeting of the Board of Directors held on 29 July 2004.

k.	Minutes of the meeting of the Board of Directors held on 20 August 2004.

l.	Unanimous written resolutions of the Share Dealing Committee of the Board adopted as of 15 December 2004.

m.	Unanimous written resolutions of the Board of Directors adopted as of 1 February 2005.

n.	Minutes of the meeting of the Board of Directors held on 28/29 April 2005.

o.	Unanimous written resolution of the Share Dealing Committee of the Board adopted as of 29 April 2005.

p.	Unanimous written resolution of the Share Dealing Committee of the Board adopted as of 30 August 2005.

q.	Minutes of the meeting of the Board of Directors held on 29 July 2005 (the “IPO Resolutions”).

r.	Minutes of the annual general meeting of the shareholders of the Company held on 31 August 2005.

(together the “Resolutions”).